UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2016

AMERICAN EXPRESS COMPANY

(Exact name of registrant as specified in its charter)

New York	1-7657	13-4922250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 Vesey Street
New York, New York	10285
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 640-2000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

American Express Company (the “Company”) is hereby furnishing below delinquency and write-off statistics for its U.S. Card Services (“USCS”) operating segment’s Card Member loans held for investment for the months ended October 31, November 30 and December 31, 2015 and the three months ended December 31, 2015. Effective December 1, 2015, the Company reclassified the Card Member loans related to its co-brand partnerships with Costco Wholesale Corporation in the U.S. and JetBlue Airways Corporation to Card Member loans held for sale on the Consolidated Balance Sheets. The loans were reclassified at their net carrying amount, inclusive of the related reserves for losses. Card Member loans related to the Costco portfolio ($14.0 billion outstanding as of December 31, 2015) and the JetBlue portfolio ($1.1 billion outstanding as of December 31, 2015) are not reflected in the table below for December 2015, which only includes Card Member loans held for investment.

The sale of the Costco portfolio is subject to the outcome of ongoing discussions. The current expectation is that the Costco portfolio sale will close mid-year. The sale of the JetBlue portfolio is subject to customary closing conditions, and is expected to be finalized in the first quarter of 2016.

American Express Company
U.S. Card Services
Delinquency and Write-off Rate Statistics

As of and for the months ended October 31, November 30 and December 31, 2015 and the three months ended December 31, 2015

(Billions, except percentages)
	October 31, 2015	November 30, 2015	(Preliminary) December 31, 2015	(Preliminary) Three months ended December 31, 2015
Card Member loans:
Total loans held for investment	$62.7	$63.9	$51.4	$51.4
30 days past due loans as a % of total	1.0%	1.0%	1.0%	1.0%
Average loans held for investment	$62.4	$63.3	$49.6	$60.1
Net write-off rate – principal only (a)	1.3%	1.4%	1.4%	1.3%

(a)	Net write-off rate based on principal only (i.e., excluding interest and /or fees).

The statistics presented above provide information that is additional to the data reported by the American Express Credit Account Master Trust (the “Lending Trust”) in its monthly Form 10-D report filed with the Securities and Exchange Commission (the “Commission”).  The Card Member loans that have been securitized through the Lending Trust do not possess identical characteristics with those of the USCS loans held for investment, which reflect the aggregate of securitized and non-securitized loans and exclude loans held for sale.  Thus, the reported credit performance of the Lending Trust may, on a month-to-month basis, be better or worse than the credit performance of the USCS loans held for investment.  Reported differences may arise as a result of, among other things, differences in the mix and vintage of loans between the Lending Trust and the USCS loans held for investment (including, among other things, the larger proportion of small business loans in the non-securitized portion of the USCS loans held for investment), the performance of Card Member loans held for sale that have been securitized through the Lending Trust, but which are not included in the statistics of the USCS loans held for investment, the use of end-of-period principal loan balances to calculate write-off statistics in the Lending Trust compared to the use of average loan balances over the reporting period used in the statistics of the USCS loans held for investment, as well as other mechanics of the calculation for the lending trust net write-off rate, which is impacted by any additions to the securitization trust within a particular period.

Set forth below is certain information regarding the credit performance of the Lending Trust for its three most recent monthly reporting periods, as reported in its Form 10-D report filed with respect to each such period.

American Express Credit Account Master Trust

(Billions, except percentages)

	October 1, 2015 through October 31, 2015	November 1, 2015 through November 30, 2015	December 1, 2015 through December 31, 2015
Ending total principal balance	$26.6	$26.8	$27.8
Defaulted amount	$0.04	$0.04	$0.04
Annualized default rate, net of recoveries	1.1%	1.2%	1.1%
Total 30+ days delinquent	$0.2	$0.2	$0.2

Information Related to Forward-Looking Statements

This report includes forward-looking statements that reflect management’s expectations about future events, including expectations regarding portfolio sales. These forward-looking statements are subject to risks and uncertainties. The words “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, events impacting the likelihood and timing of the completion of the Costco and JetBlue portfolio sales, such as the negotiation and execution of definitive documentation (in the case of the Costco portfolio), operational issues related to the transfer of Card Member loans and accounts, and the parties’ ability to satisfy the closing conditions. A further description of these and other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2015 and the Company’s other reports filed with the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY (REGISTRANT)
By:	/s/ Carol V. Schwartz
Name: Carol V. Schwartz
Title: Secretary

Date: January 15, 2016